Exhibit (11)(a)

August 21, 2009

Legg Mason Partners Equity Trust

55 Water Street

New York, New York 10041

Ladies and Gentlemen:

You have requested us, as counsel to Legg Mason Partners Equity Trust (the “Trust”), a business trust organized under the laws of the State of Maryland, on behalf of Legg Mason Partners Capital and Income Fund (the “Fund”), a series of the Trust, to furnish you with this opinion in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission on or about August 21, 2009 (the “Registration Statement”), registering Class A, Class B, Class C, and Class I shares of beneficial interest, par value $.00001 per share, of the Fund (the “Shares”), to be issued pursuant to a Plan of Reorganization (the “Plan”) adopted by the Trust on behalf of the Fund. The Plan provides for the proposed sale, assignment, conveyance, transfer and delivery of all of the property and assets of Legg Mason Partners Convertible Fund and Legg Mason Partners Equity Income Builder Fund, each a series of the Trust, (collectively, the “Target Funds”) to the Fund in exchange solely for the Shares and the assumption by the Fund of all liabilities of the Target Funds.

We have examined the Registration Statement, substantially in the form in which it is to become effective, the Trust’s Declaration of Trust and By-Laws, resolutions adopted by the Board of Trustees of the Trust relating to the authorization of the sale and issuance of the Shares and the approval of the Plan (the “Resolutions”) and the form of the Plan to be included in the Proxy Statement/Prospectus included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others, which facts we have not independently verified. We have further assumed that the Plan will be delivered in substantially the same form as that included in the Registration Statement and that upon such delivery, it will constitute the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms.

Based upon the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Plan and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP